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                                                                     EXHIBIT 11
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                          TRANSCEND THERAPEUTICS, INC.

          STATEMENT RE COMPUTATION OF PRO FORMA LOSS PER COMMON SHARE

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                                    March 31, 1997       1996           1995           1994
                                    -----------------------------------------------------------
Pro Forma common stock outstanding
  beginning of year                       763,306       763,306         759,134         44,109
Issuance of cheap stock                 1,918,127     1,918,127       1,918,127      1,918,127
Weighted average common stock issued
  during period                                                           4,172        715,025
Weighted average common stock issued
  from conversion of preferred stock
  to common stock, net                  1,300,000      1,300,000      1,300,000      1,300,000
                                    -----------------------------------------------------------
Weighted average common shares
  outstanding                           3,981,433      3,981,433      3,981,433      3,977,261
                                    ===========================================================
Net Income (Loss)                      $3,552,638    $(4,126,930)   $(4,449,987)   $(3,602,892)

Accretion of Redeemable
  Nonconvertible Preferred
  Stock                                   (30,000)    (5,080,496)    (1,481,088)    (1,110,816)
                                    -----------------------------------------------------------
Net Income (Loss) to Common
  Stockholders                         $3,522,638    $(9,207,426)   $(5,931,075)   $(4,713,708)
                                    ===========================================================
Pro Forma Net Income (Loss)
  Per Common Share                           $.88         $(2.31)
                                    ===========================================================
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